Registration No. 333-85488

Filed Pursuant to Rule 424(b)(2)

John Hancock Life Insurance Company

SignatureNotes

With Maturities of Twelve Months or More from Date of Issue

Pricing Supplement No. 195 (To Prospectus dated July 22, 2002 as supplemented by Prospectus Supplement dated January 10, 2003) The date of this Pricing Supplement is March 14, 2005	Trade Date: 3/14/2005 Issue Date: 3/17/2005

CUSIP or Common Code:	41013NMC9	41013NMD7	41013NMF2
Price to Public:	100.000%	100.000%	100.000%
Principal Amount:	$131,000.00	$275,000.00	$675,000.00
Proceeds to Issuer:	$129,952.00	$272,250.00	$668,250.00
Discounts and Commissions:	0.800%	1.000%	1.000%
Reallowance:	0.150%	0.150%	0.150%
Dealer:	99.375%	99.250%	99.250%
Maturity Date:	3/15/2009	3/15/2010	3/15/2010
Stated Annual Interest Rate:	3.850%	4.000%	4.150%
Interest Payment Frequency:	Monthly	Monthly	Monthly
First Payment Date:	4/15/2005	4/15/2005	4/15/2005
Additional Amounts:	N/A	N/A	N/A
Survivor’s Option:	Yes	Yes	Yes
Callable by Issuer:	No	No	Yes
If Callable by Issuer, dates and terms of redemption (including the redemption price)	N/A	N/A	3/15/2007 Callable one time only at 100% on call date above with 30 days notice.
Original Issue Discount[1]:	N/A	N/A	N/A
Other Material Terms (if any):	N/A	N/A	N/A

Effective April 7, 2003 the name of Solomon Smith Barney Inc., an agent of the program, was changed to Citigroup Global Markets Inc.

[1]	For information regarding certain tax provisions applicable to Original Issue Discount notes, including zero-coupon notes, see “Tax Consequences to U.S. Holders — Original Issue Discount Notes” in the Prospectus.

Registration No. 333-85488

Filed Pursuant to Rule 424(b)(2)

John Hancock Life Insurance Company

SignatureNotes

With Maturities of Twelve Months or More from Date of Issue

Pricing Supplement No. 195 (To Prospectus dated July 22, 2002 as supplemented by Prospectus Supplement dated January 10, 2003) The date of this Pricing Supplement is March 14, 2005	Trade Date: 3/14/2005 Issue Date: 3/17/2005

CUSIP or Common Code:	41013NMG0	41013NMH8	41013NMK1
Price to Public:	100.000%	100.000%	100.000%
Principal Amount:	$25,000.00	$299,000.00	$343,000.00
Proceeds to Issuer:	$24,687.50	$294,814.00	$334,425.00
Discounts and Commissions:	1.250%	1.400%	2.500%
Reallowance:	0.200%	0.200%	0.350%
Dealer:	99.000%	98.900%	97.900%
Maturity Date:	3/15/2012	3/15/2013	3/15/2030
Stated Annual Interest Rate:	4.150%	4.500%	5.100%
Interest Payment Frequency:	Monthly	Monthly	Monthly
First Payment Date:	4/15/2005	4/15/2005	4/15/2005
Additional Amounts:	N/A	N/A	N/A
Survivor’s Option:	Yes	Yes	Yes
Callable by Issuer:	No	Yes	Yes
If Callable by Issuer, dates and terms of redemption (including the redemption price)	N/A	3/15/2008 Callable one time only at 100% on call date above with 30 days notice.	3/15/2010 Callable one time only at 100% on call date above with 30 days notice.
Original Issue Discount[2]:	N/A	N/A	N/A
Other Material Terms (if any):	N/A	N/A	N/A

[2]	For information regarding certain tax provisions applicable to Original Issue Discount notes, including zero-coupon notes, see “Tax Consequences to U.S. Holders — Original Issue Discount Notes” in the Prospectus.